EXHIBIT 11.1

CRESUD

Code of Ethics – CRESUD

Our Guide to Responsible Conduct

TABLE OF CONTENTS

MESSAGE FROM **OUR CEO**



Dear Colleagues,

For more than three decades, CRESUD has worked to turn land into opportunities, developing a sound and diversified business model that combines agricultural production, real estate and agriculture-related services in Argentina and across the region.

We continually seek to improve our results, enhance the value of our assets and build an increasingly professional company, while always safeguarding the sustainability of our operations.

Our mission is clear: to produce more and better, enhance the value of our assets, and innovate in technology and processes to establish ourselves as a leading company in the markets in which we operate.

That growth is only possible when it rests on strong principles. At CRESUD, integrity is not an add-on to our business; it is essential to the way we do business. Acting honestly, transparently and responsibly is a non-negotiable commitment.

Our Code of Ethics guides our decisions — even in complex circumstances — and the way we engage with customers, suppliers, communities, authorities, shareholders, and investors. The trust we build day by day is one of our most valuable assets.

We believe in a culture based on respect, meritocracy and collaboration. Each of us is a guardian of the values that have enabled our growth and will continue to underpin our future. Ethics is not merely a rule: it is the way we do business.

To all our stakeholders, thank you for your commitment and professionalism. Let us continue working together to build an ever more innovative and competitive CRESUD, one that grows with integrity and creates sustainable long-term value.

Alejandro Elsztain

CEO

1. OUR CODE OF ETHICS

/e conduct our business with honesty, ansparency and integrity, in compliance with ne laws of the countries in which we operate nd all other applicable laws.



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part of our daily commitment. This includes the way we interact with one another and with customers, investors, suppliers, government authorities, the media and any other person or entity.

This Code of Ethics (hereinafter, the "Code") reflects who we are, how we work and where we are headed. It guides us in every decision, interaction and project, and provides broad guidance on acceptable individual and business conduct. However, we know that

face. Accordingly, this Code does not replace our responsibility or obligation to exercise sound judgment.

When in doubt, directors and employees must seek guidance from the members of the Ethics

2. SCOPE

his Code applies to the directors and employees of RESUD S.A. Comercial, Inmobiliaria, Financiera y gropecuaria (hereinafter, the "Company") and its ubsidiaries, in the event that they do not have a ode of Ethics approved by their respective Boards f Directors.

All persons covered by this Code are responsible for:

- Acting **honestly and with integrity**, avoiding any situation that may give rise to a conflict between personal and professional interests.
- Ensuring that the Company **information** we provide to regulatory authorities and shareholders is accurate, complete, truthful and timely.
- Complying with all applicable **laws, decrees and regulations.**
- Committing to **diversity and inclusion** across gender, religion, race and nationality, while always ensuring equal opportunities.
- Avoiding any **conduct** that, even if lawful, could adversely affect the Company's image before customers, suppliers or the general public.
- Reporting to the **Ethics Committee** any relevant information relating to this Code or a potential breach thereof.
- Observing and fostering **compliance** with this Code at all times.

This Code coexists with other rules and obligations that must also be observed

3. WORKPLACE

We promote a workplace based on fairness, trust, tolerance and respect, ensuring suitable conditions so that everyone has equal opportunities to contribute to the Company's growth and to their own professional development.



We do not tolerate any form of **discrimination** on the basis of gender or sexual orientation, race, religion, origin, marital status, age or social status. This is reflected in hiring, selection and career advancement decisions based on objective criteria and each person's merit. Our goal is clear: to ensure that everyone at the Company can reach their full professional potential, while respecting individual differences.

y form of harassment, mistreatment, bullying or **violence** in the workplace that is intended to, causes, or may cause harm to people who are part of the Company or to third parties.

Our commitment also includes respect for **human rights** and compliance with the constitutional principles of our country and all applicable laws in this area.

We are committed to providing our employees with safe and healthy working conditions. Each of us has a duty to comply with **health and safety practices** and standards, and to responsibly take the necessary precautions to protect our colleagues and ourselves. Every employee is responsible for immediately reporting any accident, unsafe condition or unsafe work practice to their supervisor.

4. CONFLICTS OF INTEREST

We must always prioritize the Company's interests, avoiding any situation that creates, or could create, a conflict between our personal interests and those of the Company.

A conflict of interest is any situation in which a personal benefit, relationship or interest, whether direct or indirect, may influence, or appear to influence, our judgment, objectivity or performance in carrying out our duties at the Company.

This includes situations involving **employees, customers, suppliers** or other third parties related to the Company.

Any business activities, financial interests, personal benefits, family ties or other relationships that could involve an actual or apparent conflict of interest must be disclosed to the Ethics Committee. If there is any doubt as to whether a situation constitutes an actual or potential conflict of interest, consultation with the Ethics Committee is required before taking any related decision or action.

5. BUSINESS INTEGRITY

Integrity defines the way we work.

Our decisions must be aligned with the Company's interests.
Therefore, we may not:

- Obtain **personal benefits** as a result of opportunities arising from the use of Company-owned assets, contacts, information or one's position within the organization.
- Work for or provide services (including consulting services) to **competing companies** or engage in activities that could conflict with the Company's interests.
- Engage in **personal activities** during working hours, unless expressly authorized by our supervisor.
- Act **on behalf of** the Company in any transaction in which we, an immediate

family member or a related company may have a direct or indirect interest.

6. GIFTS AND HOSPITALITY

A gift means any item or thing of value (meals, travel, accommodation, travel expenses, entertainment activities, etc.) given or received in a business setting.

Gifts may never consist of cash.

Individuals who are part of the Company may not accept, offer or request gifts, hospitality or any kind of courtesy that could be construed as a means of influencing **business decisions**, or that could compromise the integrity or objectivity of the parties involved.

Gifts associated with **personal or social occasions** (such as year-end celebrations, birthdays, weddings, births, graduations, retirements or promotions) may be accepted in exceptional circumstances, provided that:

→ their value does not exceed the **annual limit** established in the Annex to this Code;

→ they constitute a **reasonable practice** in the professional or team environment; and

→ there is no **intention** to obtain an undue advantage.

If a cash gift or a gift exceeding the maximum permitted value is received:

→ It must be **declined** and, where appropriate, returned, explaining that it is prohibited by our policies.

→ If it cannot be returned, the **Ethics Committee** must be notified immediately; it will assess the matter and determine the most appropriate course of action.

Gifts offered to third parties must be a reasonable gesture of courtesy, in line with an accepted custom and for a legitimate purpose

(recognition, commemoration, etc.), and must never be intended to influence their decisions.

Offering gifts to **public officials** (domestic or foreign) is prohibited, except in exceptional cases that comply with the applicable legal rules governing gifts to such persons. These rules may vary at the national or provincial level, or in other countries, and must be appropriately understood before making any such gift in order to ensure full compliance. Any gift of this kind must be reported to the Ethics Committee in advance.

Under no circumstances may a gift whose value exceeds the amount established by the Ethics Committee be accepted or offered.

7. SAFEGUARDING COMPANY ASSETS

/e must safeguard the Company's property and ssets by ensuring their appropriate use.

Company assets, resources or other property may not be removed, disposed of or used for **personal or improper purposes**, or for any purpose other than that for which they were originally intended, unless prior express authorization has been obtained.

8. USE OF IT AND COMMUNICATION RESOURCES

he Company's IT and communications system is its xclusive property and includes telephones, tablets, omputers, networks and similar equipment, as well s all software and data contained therein.

he IT system must be exclusively used for work-elated purposes.

Personal use is permitted only in exceptional cases, provided it is in good faith, occasional, reasonable and does not interfere with assigned duties.

The IT system must not be used for any of the following purposes:

→ Create, access, download, modify, send or forward illegal content, content that infringes copyright or intellectual property rights, or content that is defamatory, immoral, offensive, discriminatory or obscene.

→ Engage in activities that could harm the Company's reputation or compromise its IT security.

The internet and other digital tools, such as email, electronic messaging applications and other Company IT and communications tools, are work tools and must therefore be used responsibly in the performance of work-related activities. The **legal, business and reputational risks** that improper use of these resources may pose to the Company or the individuals concerned must always be taken into account.

The Company has the **right to access** all email messages, electronic messages (and their history), voicemail, data and other information stored on its IT and communications system, including messages sent or stored on private devices but relating to work matters, as part of an internal investigation or periodic routine reviews. Any such access will be carried out with due observance of all applicable legal safeguards and in accordance with the principle of proportionality between the measures adopted and their purposes.

No member of the Company may or should have any expectation of **privacy** with respect to any content on the Company's IT and communications system or sent or stored on private devices relating to work matters.

9. RESPONSIBLE USE OF SOCIAL MEDIA

We use social media responsibly and prudently. When sharing information about the Company, you must:

- Ensure that it has been previously communicated through **official channels.**
- Act **prudently and respectfully.**
- Remember that each person is responsible for what they post and that **personal opinions** must be clearly distinguished from those of the Company.

10. INTERNAL POLICIES, REGULATIONS AND PROCEDURES

We must comply with internal policies, regulations and procedures in order to safeguard the Company's interests.



These internal control procedures include those relating to the use of IT passwords (which are personal, non-transferable and

must not be	shared under any circumstances), authorizations and approvals, fund management, recording transactions, and assuming obligations towards third parties, among others.

1. CONFIDENTIAL INFORMATION



We must keep confidential all non-public information to which we have access by virtue of our duties.

Examples include: proposed investments, non-public financial statements, the purchase or sale of significant assets, events that may give rise to litigation and could, in turn, materially affect the financial statements, customer data, and internal procedures.

Such information may only be used for its intended purpose and must not be shared with external persons or employees who do not need to know it to carry out their duties. Appropriate and reasonable security **measures** must be implemented to prevent inadvertent disclosures.

The use of artificial intelligence platforms is **exclusively** limited to those approved and made available by the Company. If there is any doubt as to whether another platform may be used, prior consultation with the Ethics Committee is required.

The duty to maintain confidentiality survives the termination of employment.

1. PRIVACY

We are committed to protecting the privacy of all persons with whom we work.



Information about our employees is **confidential** and may only be provided to authorized personnel for appropriate reasons, in accordance with applicable personal data protection rules.

2. SHAREHOLDERS – PUBLIC INFORMATION

Our operations are conducted in accordance with **international standards, regulations and principles** of business ethics, including accountability, honesty and integrity.

Accountability

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our shareholders with **accurate information** on our results, financial statements, activities and structures (in accordance with the CNV, SEC and other regulations).

3. ACCURACY AND RELIABILITY OF ACCOUNTING RECORDS

he Company's books, accounting records, reports nd statements must clearly, completely, accurately, eliably and transparently reflect its transactions, in ompliance with both the spirit and the letter of pplicable laws, accounting standards and practices.

As a result, competent authorities, investors and the general public will have access to accurate and clearly understandable information about the Company.

Responsibility for ensuring the Company's financial integrity lies both with those responsible for recording transactions and with all those who contribute to preparing and substantiating accounting records, reports and statements.

Therefore, we must all cooperate and facilitate access to any relevant information in the context of reviews conducted by personnel authorized by the Company, and respond clearly, accurately and promptly to all questions asked in the course of such reviews. Coercing or deceiving reviewers (Company employees, external auditors, etc.) is contrary to the standards of this Code and may result in disciplinary action.

Personnel with supervisory duties are responsible for establishing and maintaining a system of controls within their area of responsibility.

In particular, **we must**:

→ comply with all applicable laws, accounting standards and company procedures;

→ verify that all transactions have been authorized and approved at the appropriate level;

→ timely report any material risk or exposure to the appropriate supervisor;

→ properly disclose all of the company's assets, liabilities, income and expenses;

→ immediately report financial statements or financial transactions containing material errors or that have been improperly modified; and

→ properly file and retain financial documents

4. TRADING IN COMPANY SECURITIES

INSIDE INFORMATION

Disclosing inside information or using it to trade in shares or other securities is prohibited.

If any of the above transactions are carried out by spouses or minor children under the parental authority of employees or directors, or by any other person acting on their behalf or for their benefit, they shall be treated as if carried out by the relevant employee or director.

Anyone who becomes aware of information that could affect the market price or trading of the Company's shares or other securities must keep that information confidential and may not disclose it, directly or indirectly.

Compliance with this requirement is essential, as both trading in Company securities on the basis of material non-public information and disclosing such information to third parties are unlawful.

BLACKOUT PERIODS

During blackout periods, the Company's securities may not be traded.

For quarterly financial statements, these periods will run from the 28th day after the closing date and, for annual financial statements, from the 56th day after the closing date, until the day after the respective filing date. The Board of Directors may also establish blackout periods whenever it deems necessary. Such periods will be communicated in due course.

5. FAIR COMPETITION, MARKETING, ADVERTISING AND PROMOTIONS

We act with integrity and respect for market rules, fostering fair competition and rejecting any deceptive or misleading practice.

All of our marketing, advertising and promotional campaigns must convey a clear, accurate and responsible message that does not mislead or create false expectations among our customers or the general public.

6. ENVIRONMENTAL PROTECTION

We are committed to protecting and caring for the environment.

We use natural resources consciously and responsibly, in compliance with applicable environmental laws and regulations.



7. INTERACTIONS WITH THIRD PARTIES

“Third parties” include suppliers of goods and services, customers, agents and intermediaries, contractors and other business partners.

The Company only engages with third parties that demonstrate ethical conduct, a sound reputation and compliance with applicable regulations. We recognize that the actions of third parties can affect our integrity as an organization, particularly when they act in our name, interest or benefit.

Accordingly, it is essential that we know our third parties and ensure that they understand and accept the principles set out in this Code of Ethics, undertaking to fully comply with it and with applicable local and

international regulations, particularly those relating to anti-corruption and transparency.

8. ANTI-CORRUPTION

We have a clear principle: zero tolerance for corruption.

We do not accept dishonest, fraudulent or illegal conduct under any circumstances. These actions, which we refer to as "corruption," may even constitute crimes against the Public Administration in serious cases.

Accordingly, when dealing with public bodies (domestic or foreign) or private entities, directors or employees of the Company, or third parties that deal with the Company (such as subcontractors, suppliers and business partners), are **prohibited** from offering, promising or giving payments, goods or any other advantage, benefit, commission, remuneration or facilitation payment; or from taking

actions that may be regarded as "bribery" in the broad sense, under applicable law or within the offenses defined by Argentine Law No. 27,401 on **Criminal Liability of Legal Entities** or the U.S. Foreign Corrupt Practices Act.

Any suspicion or indication of bribery, an improper payment or other corrupt practice must be reported immediately to the Ethics

9. RELATIONS WITH THE PUBLIC SECTOR AND GOVERNMENT PROCUREMENT

Our relationships with the public sector (domestic or foreign) are based on the principles of transparency and equal opportunity, and we reject any conduct intended to obtain an undue advantage or improperly influence public-sector counterparties.

In all dealings and interactions with public-sector representatives conducted in the name, on behalf, or for the benefit of the Company, and particularly in any government procurement process, we must **comply with applicable laws** and other rules and uphold the highest ethical standards, in accordance with the rules and principles adopted by the Company.

In particular, it is prohibited to participate, whether as a principal or an accomplice, in any conduct intended, explicitly or implicitly, to:

- Undermine the **competitive nature** of a procurement procedure or the granting of any entitlement by a public authority.
- Hinder, disrupt or commit **fraud** in a public procurement procedure.
- Fraudulently or improperly create a **legal entity** to participate in a public procurement procedure.
- Carry out acts that may affect the **principles of equality, transparency, free competition** or other principles applicable to public procurement procedures or to the granting of any entitlement by a public authority.
- Unlawfully obtain **inside or confidential information** and take advantage of it.
- Carry out acts intended to unlawfully hinder or divert **investigation or tax collection efforts** conducted by public-sector entities.
- Obtain any kind of **benefit** unlawfully or fraudulently in connection with permits, approvals, authorizations, licenses, or concessions granted by the public sector, or any type of contract entered into with the public sector.

10. ANTI-MONEY LAUNDERING AND TERRORIST FINANCING

We are committed to **safeguarding the Company's integrity and reputation** by detecting, preventing and correcting any act or action related to money laundering and terrorist financing, applying the regulations we are required to comply with and conducting all data checks deemed necessary to know the customers, suppliers and third parties with whom we may interact.

A commitment to safeguard the Company's integrity

11. RESPONSIBILITIES OF COVERED PERSONS

Every member of the Company must read the Code of Ethics and submit an acknowledgment of receipt to the Ethics Committee, accepting and undertaking to act in accordance with its provisions.



Breaches of the Code of Ethics may result in appropriate disciplinary measures, including dismissal for cause, without prejudice to any applicable civil or criminal actions.

12. QUESTIONS AND REPORTS

The Company guarantees that **no retaliation** will be taken against anyone who raises a question or makes a report in good faith. Reports must be made responsibly, respecting the rights of the persons involved and protecting their privacy.

The information received will be treated **confidentially**, and appropriate measures will be taken to assess, verify and resolve the issues raised.

13. TRANSPARENCY LINE

A channel for reporting breaches of our Code of Ethics.

Any potential violation of the Code of Ethics, as well as any conduct that gives rise to reasonable doubts about compliance with it, must be promptly reported to the Ethics Committee through the Transparency Line.

The Ethics Committee may also receive and process reports **submitted by third parties** — including anonymously — concerning conduct contrary to the principles set out in this Code of Ethics.

Transparency Line - Available channels:

→ *Telephone:* 0800-999-4636/0800-122-7374

→ *Web Site:* www.resguarda.com/cresud

→ *Email:* etica.cresud@resguarda.com

Reports may be made anonymously and will be treated confidentially.



14. ADMINISTRATION OF THE CODE OF ETHICS

ne Ethics Committee is responsible for addressing
natters related to the Code of Ethics.

It will render decisions and, where appropriate, determine the disciplinary action to be taken in light of the breach of the Code.

Questions, comments or suggestions relating to the Code of Ethics can be submitted to the following email address:
comiteetica@cresud.com.ar


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15. WHEN IN DOUBT ABOUT A DECISION, ASK YOURSELF:

If the answer to all these questions is **"yes"**, I am on the right track. If I am in doubt, I will **ask** the Ethics Committee.

- Is it covered by the Code of Ethics?
- Is it right?
- Is it legal?
- Would my colleagues, family and friends approve of it?

Will I feel good tomorrow about the decision I made?